                                                                   Exhibit 99.01

                                                   The third paragraph under the
                                                     caption "Legal Proceedings"
                                                     beginning on page 53 of the
                                                   Annual Report on Form 10-K of
                                               Travelers Property Casualty Corp.
                                                              for the year ended
                                                               December 31, 1997


Beginning in January 1997, nine purported class actions were commenced in various courts against certain subsidiaries of the Company, dozens of other insurers, and the NCCI. The allegations in these nine lawsuits are substantially the same. The plaintiffs generally allege that the defendants conspired to collect excessive or improper premiums on certain loss-sensitive workers' compensation insurance policies, in violation of state insurance laws, antitrust laws, and state unfair trade practices laws. Plaintiffs seek unspecified monetary damages. In January 1997, two of these purported class actions, both entitled El Chico Restaurants, Inc. v. The Aetna Casualty and Surety Company, et al., were filed in the Chancery Court, Davidson County, Tennessee, and Superior Court, Richmond County, Georgia. In February 1997, the Tennessee action was removed to the U.S. District Court for the Middle District of Tennessee and the Georgia action was removed to the U.S. District Court for the Southern District of Georgia. In October 1997, the Georgia action was remanded to the Superior Court, Richmond County, Georgia. In December 1997, the Tennessee action was remanded to the Chancery Court, Davidson County, Tennessee. In July 1997, Bristol Hotel Management Corp. et al. v. The Aetna Casualty and Surety Company, et al., was filed in the U.S. District Court for the Southern District of Florida. In December 1997, three actions, entitled Foodarama Supermarkets, Inc., et al. v. The Aetna Casualty and Surety Company, et al.; Bristol Hotel Management Corp. et al. v. The Aetna Casualty and Surety Company, et al., and Hill-Behan Lumber Co. v. Hartford Insurance Co., et al. were commenced, respectively, in the Superior Court of New Jersey (Law Division), Morris County, New Jersey; the Circuit Court of Palm Beach County, Florida and the Circuit Court of Madison County, Illinois. In February 1998, three additional lawsuits were commenced: CR/PL Management Co., et al. v. Allianz Insurance Company Group, et al., in the Circuit Court of Cook County, Illinois, Foodarama Supermarkets, Inc., et al. v. The Aetna Casualty and Surety Company, et al. in the Court of Common Pleas, Philadelphia, Pennsylvania, and Hill-Behan Lumber Co. v. Hartford Insurance Co., et al., in the Circuit Court of the City of St. Louis, Missouri.